Exhibit 16.1

June 20, 2023

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: The NFT Gaming Company, Inc.

Commission File No. 000-41620

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated June 20, 2023, of The NFT Gaming Company, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA’s, P.A
Palm Beach Gardens, FL